                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                          Filed by the Registrant  [X]
                Filed by a Party other than the Registrant  [ ]

                           Check the appropriate box:

                      [ ]     Preliminary Proxy Statement
     [ ]     Confidential, for Use of the Commission Only (as permitted by
                               Rule 14a-6(e)(2))
                       [X]     Definitive Proxy Statement
                    [ ]     Definitive Additional Materials
 [ ]     Soliciting Material Pursuant to  ss. 240.14a-11(c) or  ss. 240.14a-12

                       THE MERIDIAN RESOURCE CORPORATION
                (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:
         N/A

     2)  Aggregate number of securities to which transaction applies:
         N/A

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         N/A

     4)  Proposed maximum aggregate value of transaction:
         N/A

     5)  Total fee paid:
         N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
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     4)  Date Filed:
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

                       THE MERIDIAN RESOURCE CORPORATION
                        1401 ENCLAVE PARKWAY, SUITE 300
                              HOUSTON, TEXAS 77077

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

           TO THE SHAREHOLDERS OF THE MERIDIAN RESOURCE CORPORATION:

The 2001 Annual Meeting of Shareholders of The Meridian Resource Corporation (the "Company") will be held on June 20, 2001, at 3:00 p.m. Houston time, at The West Lake Club, 510 West Lake Park Boulevard, Houston, Texas, for the following purposes:

1. To elect three persons to serve as Class II Directors on the Company's Board of Directors, to hold office until the 2004 Annual Meeting of Shareholders or until such person's successor shall be duly elected and qualified.

2.  To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 25, 2001, as the record date for determination of shareholders who are entitled to notice of and to vote either in person or by proxy at the 2001 Annual Meeting of Shareholders and any adjournment thereof.

All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

Each shareholder of the Company has previously received a copy of the Company's 2000 Annual Report to Shareholders (the "Annual Report") or is receiving a copy of the Annual Report with this Proxy Statement. If a shareholder did not receive a copy of the Annual Report, such shareholder should contact Lloyd V. DeLano at the Company at (281) 597-7000 and the Company will send a copy of the Annual Report to such shareholder free of charge.

                       By Order of the Board of Directors

                             Joseph A. Reeves, Jr.
                           Chairman of the Board and
                            Chief Executive Officer

April 30, 2001

                       THE MERIDIAN RESOURCE CORPORATION
                        1401 ENCLAVE PARKWAY, SUITE 300
                              HOUSTON, TEXAS 77077

                                PROXY STATEMENT

                              GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by order of the Board of Directors of The Meridian Resource Corporation (the "Company") to be voted at the 2001 Annual Meeting of Shareholders (the "Meeting"), to be held at the time and place and for the purposes set forth in the accompanying notice. Such notice, this Proxy Statement and the form of Proxy are being mailed to shareholders on or about May 11, 2001.

The Company will bear the costs of soliciting proxies in the accompanying form. In addition to the solicitation made hereby, proxies also may be solicited by telephone, telegram or personal interview by officers and regular employees of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

All duly executed proxies received prior to the Meeting will be voted in accordance with the choices specified thereon, unless revoked in the manner provided hereinafter. As to any matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy (i) "for" the election as director of the nominees listed herein and
(ii) in the discretion of such persons, in connection with any other business that may properly come before the Meeting. A Shareholder who has executed and returned a proxy may revoke it at any time prior to the exercise thereof by written notice to the Secretary of the Company at the above address of the Company or by the execution and delivery of a later dated proxy, or by attendance at the Meeting and voting their shares in person.

As of the close of business on April 25, 2001, the record date ("Record Date") for determining shareholders entitled to vote at the Meeting, the Company had outstanding and entitled to vote 47,816,993 shares of Common Stock, $.01 par value ("Common Stock"). The outstanding shares of Common Stock are the only shares of capital stock of the Company entitled to vote. Each share of Common Stock is entitled to one vote with respect to each matter to be acted on at the Meeting.

The holders of a majority of the outstanding shares of Common Stock as of the Record Date, whether represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting as to any matter for which all of the Common Stock is entitled to vote. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not be counted toward fulfillment of quorum requirements as to that matter.

As of the record date, Shell Louisiana Onshore Properties Inc. ("SLOPI"), a subsidiary of Shell Oil Company, owned 7,082,030 shares of Common Stock which represented 14.8% of the outstanding Common Stock as of the Record Date. See "Certain Relationships and Related Transactions - Shell Transactions" beginning on page 21 of this Proxy Statement.

                                  PROPOSAL ONE
                         ELECTION OF CLASS II DIRECTORS

Three directors will be elected by the holders of the Common Stock at the Meeting to serve as the Class II Directors of the Company's Board of Directors until the 2004 Annual Meeting of Shareholders or until such person's successor shall be duly elected. The Board of Directors recommends the election of E. L. Henry, Joe E. Kares and Gary A. Messersmith as the Class II Directors. Messrs. Henry, Kares and Messersmith are each currently directors of the Company. Unless contrary instructions are set forth in the proxies, it is intended that each person executing a proxy will vote all shares represented by such proxy for the election as director of each of Messrs. Henry, Kares and Messersmith. Should any of Messrs. Henry, Kares or Messersmith become unable or unwilling to accept nomination or election, it is intended that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend. Management has no reason to believe that any of Messrs. Henry, Kares or Messersmith will be unable or unwilling to serve if elected.

There are currently three Class II directorships up for election. With respect to this election, proxies cannot be voted for other than such directorships. A nominee for director receiving a plurality of votes cast at the Meeting and entitled to be cast for such nominee will be elected as director. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

                                   DIRECTORS

The Company's Bylaws provide that the Board of Directors shall be classified into three classes: Class I, Class II and Class III Directors. Each class serves for a term of three years or until a director's successor is duly elected and qualified.

Set forth below is certain information concerning the current directors of the Company, including the nominees for election as Class II Director, with each person's business experience for at least the past five years.


                                          PRESENT POSITIONS           DIRECTOR         EXPIRATION OF
          NAME                AGE          WITH THE COMPANY            SINCE            PRESENT TERM
         ------               ---       --------------------         ----------        -------------
E. L. Henry                     65        Class II Director               1998               2001
Joe E. Kares                    57        Class II Director               1990               2001
Gary A. Messersmith             52        Class II Director               1997               2001
Michael J. Mayell               54      Class III Director and            1990               2002
                                              President
Joseph A. Reeves, Jr.           54       Class III Director,              1990               2002
                                        Chairman of the Board
                                         and Chief Executive
                                               Officer
James T. Bond                   76         Class I Director               1997               2003
Jack A. Prizzi                  66         Class I Director               1993               2003

E. L. Henry has been a partner with the law firm of Adams and Reese L.L.P. in Baton Rouge, Louisiana since 1987. Mr. Henry was formerly Commissioner of the Division of Administration for the State of Louisiana from 1980 through 1984, a member of the Louisiana House of Representatives from 1968 through 1980 and Speaker of the Louisiana House of Representatives from 1972 through 1980.

Joe E. Kares has been a partner with the public accounting firm of Kares & Cihlar in Houston, Texas since 1980.

Gary A. Messersmith has been a partner with the law firm of Fouts & Moore, L.L.P. in Houston, Texas since 1982.

Michael J. Mayell is President of the Company. Prior to assuming such position with the Company, Mr. Mayell held a similar position with the Company's predecessor, Texas Meridian Resources, Ltd. ("TMR"), from 1988 to 1990.

Joseph A. Reeves, Jr. is Chairman of the Board and Chief Executive Officer of the Company. Prior to assuming his positions with the Company, Mr. Reeves held similar positions with TMR from 1988 until 1990.

James T. Bond is General Manager of H. L. Hawkins, Jr. Oil and Gas located in Houston and New Orleans, Louisiana. He has been associated with such company for over fifty years.

Jack A. Prizzi has served as Managing Director of Jack A. Prizzi and Co., an investment and financial advisory firm in New York, New York, since December 1988.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held four meetings during the year ended December 31, 2000. In 2000, each current director attended at least 80% of the total combined number of meetings held by the Board and by the committees on which each director served.

The Board of Directors has an Executive Committee, an Audit Committee, an Executive Compensation Committee, a Directors' Stock Plan Administration Committee and an Employee Compensation Committee. The Company does not have a nominating or other similar committee.

The Executive Committee is currently comprised of Messrs. Reeves and Mayell and is responsible for assisting with the general management of the business and affairs of the Company during intervals between meetings of the Board of Directors. Twelve meetings of the Executive Committee were held in 2000.

The Audit Committee is currently comprised of Messrs. Kares, Henry and Prizzi and is charged with the duties of recommending the appointment of the independent certified public accountants, reviewing their fees, ensuring that proper guidelines are established for the dissemination of financial information, meeting periodically with the independent auditors, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting, reviewing consolidated financial statements and performing any other duties or functions deemed appropriate by the Board of Directors. All members of the Audit Committee are non-employee directors. The Board of Directors has determined that each member of the Audit Committee is "independent," as such term is defined in sections 303.01 (B)(2)(a) and (3) of the New York Stock Exchange listing standards. One Audit Committee meeting was held in 2000. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of this charter is included in Appendix A.

The Executive Compensation Committee is currently comprised of Messrs. Kares, Messersmith and Prizzi, all of whom are non-employee directors of the Company. The Executive Compensation Committee is generally responsible for determining the cash compensation to be paid to each of Messrs. Reeves and Mayell; however, during 2000, compensation decisions with respect to Messrs. Reeves and Mayell were made by the full Board of Directors, with Messrs. Reeves and Mayell abstaining. One Executive Compensation Committee meeting was held in 2000.

The Directors' Stock Plan Administration Committee is currently comprised of Messrs. Reeves and Mayell and is responsible for administering the Company's Non-Employee Director Stock Option Plan. Two Directors' Stock Plan Administration Committee meetings were held in 2000.

The Employee Compensation Committee is currently comprised of Messrs. Reeves and Mayell. The Employee Compensation Committee sets the salaries of all employees, including the elected officers and other senior executives, other than their own salaries (which are set by the Executive Compensation Committee or the full Board of Directors), and grants bonuses to such elected officers and other senior executives. Six Employee Compensation Committee meetings were held in 2000.

COMPENSATION OF DIRECTORS

Non-employee directors of the Company receive an annual retainer, payable in quarterly installments, of $20,000. Non-employee directors also are reimbursed for expenses incurred in attending Board of Directors and committee meetings, including those for travel, food and lodging. Directors and members of committees of the Board of Directors who are employees of the Company or its affiliates are not compensated for their Board of Directors and committee activities.

The Company has a Non-Employee Director Stock Option Plan (the "Director Stock Option Plan") pursuant to which options to purchase up to 570,000 shares of Common Stock may be granted. Under the Director Stock Option Plan, each non-employee director is granted, on the date of his appointment, election, reappointment or re-election as a member of the Board of Directors, an option ("Director Option") to purchase 15,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. The duration of each Director Option is five years from the date of grant, and each Director Option may be exercised in whole or in part at any time after the date of grant; provided, however, that the option vests with respect to 25% of the shares of Common Stock covered by such Director Option one year after the date of grant, with respect to an additional 25% of such shares of Common Stock two years after the date of grant, and with respect to the remaining shares of Common Stock three years after the date of grant. There are currently outstanding options to acquire 260,000 shares under the Director Stock Option Plan with a weighted average exercise price of $6.72 per share. There are currently 250,000 additional shares available for grant under the Director Stock Option Plan.

Mr. Messersmith also receives a retainer of $8,330 per month for legal services he renders on behalf of the Company and also participates in the Company's well bonus plans pursuant to which he was paid approximately $383,000 and received 11,472 shares of the Company's common stock during 2000.

REPORT ON EXECUTIVE COMPENSATION

GENERAL POLICY

The Company's executive compensation program is designed to attract, motivate and retain talented management personnel and to reward management for successfully performing their duties and improving shareholder value. Compensation and incentives are provided through the combination of cash salaries and bonuses, stock option and other stock-based awards, and grants of net profit interests in the Company's drilling prospects. The Company's overall compensation package is intended to provide the Company's executive officers with above average compensation for above average results and performance, with an emphasis on compensation that rewards the executive for actions that have demonstrably benefitted the long-term interests of the Company. Decisions with respect to compensation for any particular executive officer or employee are based on a number of subjective factors, including the individual's performance and contribution to the future growth of the Company, the financial and operational results of the Company and industry and market conditions and the need to insure the continued employment of individuals that the Board believes are key to the long-term prospects of the Company.

Decisions with respect to the cash compensation of the Company's executive officers were made in a bifurcated manner during 2000. The Employee Compensation Committee of the Board of Directors, which is comprised of Messrs. Reeves and Mayell set the salaries of all employees (except for themselves), including elected officers and other senior executives, and granted cash bonuses to such elected officers and other senior executives. Cash compensation decisions with respect to Messrs. Reeves and Mayell were approved by the Board of Directors, with Messrs. Reeves and Mayell abstaining. Decisions with respect to the granting of stock-based awards and the payment of other non-cash compensation for all of the Company's executive officers, including Messrs. Reeves and Mayell, were made by the full Board of Directors, with each of Messrs. Reeves and Mayell abstaining with respect to matters pertaining to them.

The components of the Company's executive compensation program are more specifically summarized below.

     Base Salary.

     The base salaries of the Company's employees are determined based on their positions with the Company, their talents and experience and competitive market factors, including the desire by the Company to attract and retain executives with expertise and proven success in 3-D seismic exploration. Generally, base salaries are received in cash, however, the Company adopted a deferred compensation program in 1996 that allows the Company's Chief Executive Officer, President and other officers to receive payment of their salaries in deferred stock rights in lieu of cash compensation. The purpose of this deferred compensation program is to preserve company liquidity and further align the executive officers' interests with those of the Company's shareholders. Stock cannot be issued under such deferred compensation arrangements until the death, retirement or termination of the executive officer, and until such issuance, the value of such stock rights are subject to the general credit of the Company and changes in market value for the Company's Common Stock.

In reviewing the base salaries of the Company's executive officers, the Company considers data from published reports regarding compensation of executive officers from a cross section of other energy companies, which may or may not include companies represented in the peer group used in completing the Company's performance graph. These reports are used as a check on the general competitiveness of the Company's salaries and not as a means to mathematically establish salaries within specified percentiles of salary ranges.

     Bonus Compensation.

     Bonus compensation is provided to the Company's executive officers and other employees from time to time based on the financial results of the Company and various subjective factors, including the executive's or employee's contribution to the Company's success in finding reserves and acquiring prospects, identifying and obtaining sources of capital for the Company and increasing shareholder value. A Christmas bonus of up to one month's base salary was awarded and paid during 1999 to the Company's employees.

     Net Profit Interests.

     The Company believes that the granting of participation interests in the Company's prospects to its employees promotes in them a proprietary interest in the Company's exploration efforts that benefits the Company and its shareholders. To achieve this objective, the Company grants an interest (either in the form of a bonus or real property right, depending on the level of the employee) in the net profits received from all wells drilled to all of its employees, including its executive officers. Each employee's level of participation in these well bonus plans is based on various factors, including the employee's tenure, salary level, job classification and contribution to the Company's long-term prospects.

     Long-Term Incentive Compensation.

     The Board of Directors believes that long-term incentive compensation is an important component of the Company's compensation program and that the value of long-term incentive compensation should be directly related to increases in shareholder value. Thus, as part of total compensation, the Company provides long-term incentive compensation to its executive officers through stock options under the Company's stock option plans.

Under the Company's existing stock option plans (collectively, the "Incentive Plans"), the Board of Directors has the authority to grant to the Company's executive officers and key employees options to purchase shares of Common Stock for terms of up to ten years, with vesting conditions established by the Board of Directors, and other forms of stock-based compensation including restricted stock. Awards under the Incentive Plans are intended to provide incentives to the participants to increase shareholder value by providing benefits that are directly related to the market value of the Common Stock. The Board of Directors believes that stock-based compensation provides a desirable form of incentive to the Company's executive officers in that stock-based compensation received by an executive officer generally will be of no value to the officer unless the value of the Common Stock increases.

If a stock option or other stock-based award is granted to an executive officer, the number of shares of Common Stock subject to the granted option or award will be based on, among other things, the level of responsibility of the executive officer and the anticipated contribution of the officer to the future growth of the Company. The Board of Directors also considers the amount and terms of the options and other stock-based benefits held by the executive officers.

DISCUSSION OF COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND PRESIDENT

During 1998, the Board of Directors (other than Messrs. Reeves and Mayell) performed an overall review and evaluation of the compensation levels of each of Messrs. Reeves and Mayell. The need for such review by the full Board of Directors was based upon the significant changes in the breadth and scope of the Company's operations that resulted from the Company's exploration and development activities and other endeavors, including the Company's acquisition of substantially all of Shell's south Louisiana oil and gas property interests and the Company's efforts in developing these properties and other properties acquired by the Company. As a part of this process, the Board of Directors engaged Arthur Anderson & Company ("Arthur Andersen") to review the compensation structure for each of Messrs. Reeves and Mayell and other employees of the Company and provide to the Board of Directors executive compensation data for other independent oil and gas companies (which included a cross-section of energy companies plus some of the companies in the Company's Peer Group utilized in creating the stock performance graph contained on page 18 of this Proxy Statement) that the Board of Directors could utilize for comparative purposes. Based in part upon the Board of Directors assessment of the data provided by Arthur Andersen, as well as other subjective factors, including the need to insure the continued employment of Messrs. Reeves and Mayell and the Board of Director's assessment of Messrs. Reeves' and Mayell's roles in strategically positioning the Company for future growth, in particular, the fact that their efforts were instrumental in the successful integration of the operations acquired in the Cairn acquisition and in the identification, negotiation and successful completion of the Company's acquisition of substantially all of Shell's south Louisiana properties, the Board of Directors granted to each of Messrs. Reeves and Mayell options to purchase 1,500,000 shares of Common Stock, which vest over three years, and approved cash bonus payments of $300,000 per year that are tied to the continued employment of the executive officer with the Company. No increases were made to Messrs. Reeves' or Mayell's annual salaries during 1998, except for cost of living increases.

No increases were made to Messrs. Reeves' or Mayell's annual salaries during 1999 and 2000, except for cost of living increases. The bonus payments were paid on January 1 of 2000 and 2001, and will be paid in 2002 so long as the executive officer is employed by the Company on such date. The Board of Directors believes that the granting of these stock options and the approval of these bonus payments further aligns Messrs. Reeves and Mayell's interests with those of the Company and further insures their continued employment with the Company and rewards them for their efforts that were instrumental to the future prospects of the Company.

TAX MATTERS

Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executive officers. Excluded from the limitation is compensation that is "performance based". Excluded compensation must meet certain criteria, including being based upon predetermined objective standards approved by the Company's shareholders. Awards under the Incentive Plans as well as bonus and salary compensation awarded to the Company's executive officers do not currently satisfy the requirements of Section 162(m); however, since the Company currently does not expect to be paying federal income taxes in the near future, the Board of Directors and Executive Compensation Committee do not believe that such non-deductibility will have a material effect on the Company. The Board of Directors intend to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by them in the future.

        Joseph A. Reeves, Jr.                     Michael J. Mayell
        James T. Bond                             E. L. Henry
        Joe E. Kares                              Gary A. Messersmith
        Jack A. Prizzi

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As discussed above, certain components of the compensation of the executive officers of the Company, other than Messrs. Reeves and Mayell, are determined by the Employee Compensation Committee of the Board of Directors of the Company, which is comprised of Messrs. Reeves and Mayell. Stock-based and other non-cash compensation decisions with respect to the Company's executive officers are made by the full Board of Directors, with each of Messrs. Reeves and Mayell abstaining with respect to matters pertaining to him. For a discussion of certain transactions between the Company and members of the Board of Directors, see "Certain Relationships and Related Transactions" beginning on page 21 of this Proxy Statement. In addition, cash compensation decisions during 2000 with respect to Messrs. Reeves and Mayell were made by the full Board of Directors, with each of Messrs. Reeves and Mayell abstaining.

AUDIT COMMITTEE REPORT

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

We also have considered whether the provision by the independent auditors of non-audit services is compatible with maintaining the auditors' independence.

          Joe E. Kares, Chairman  E. L. Henry    Jack A. Prizzi

COMPENSATION

EXECUTIVE COMPENSATION

The following tables contain compensation data for the five highest paid executive officers serving at the end of 2000 whose 2000 salary and annual bonus compensation exceeded $100,000, and other individuals who would otherwise have been included in this table but for the fact that such individuals were not serving as executive officers of the Company at the end of 2000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                      Long-Term
                                               Annual Compensation                                   Compensation
                               ----------------------------------------------------    --------------------------------------------
                                                                                       Restricted      Securities
   Name and                                                            Other Annual       Stock      Underlying       All Other
Principal Position             Year  Salary($)(1) Bonus($)(1)(2)  Compensation($)(3)   Award($)(1)   Options(#)   Compensation($)(4)
------------------             ----  ------------ --------------  ------------------ -------------   ----------   ------------------
Joseph A. Reeves, Jr.          2000  $ 41,557       $800,987          ----------        $800,000    ------------         $10,500
CEO                            1999    33,994        927,468          ----------         800,000    ------------          10,000
                               1998    32,488        526,010             101,869         748,800       1,500,000          10,000

Michael J. Mayell              2000  $ 41,557       $800,987          ----------        $800,000    ------------         $10,500
President                      1999    33,994        927,468          ----------         800,000    ------------          10,000
                               1998    32,488        526,010             101,869         748,800       1,500,000          10,000

P. Richard Gessinger           2000  $217,041       $820,234          ----------      ----------    ------------         $10,500
Executive Vice President       1999   208,693        220,205          ----------      ----------    ------------          10,000
and Chief Financial Officer    1998   200,000         24,353          ----------          58,379(5)        4,000          10,000

Lloyd V. DeLano                2000  $162,076       $421,750          ----------       ---------    ------------         $10,500
Vice President and             1999   155,842        128,863          ----------       ---------    ------------          10,000
Chief Accounting Officer       1998   149,350         47,602          ----------       ---------          25,000          10,000

James W. Carrington, Jr.       2000  $160,931       $454,406          ----------       ---------    ------------         $10,500
VP Land--TMRX(6)               1999   154,742        118,094          ----------       ---------    ------------          10,000
                               1998   121,347         14,570          ----------       ---------          17,500          88,185

(1)  Salary and bonus compensation excludes amounts deferred by Messrs.
     Reeves and Mayell pursuant to a deferred compensation plan (the "DCP"), which have been reported in the Restricted Stock Award column. The DCP was approved by the Board of Directors in 1996 as a method to preserve the Company's liquidity and further align the executive officers' interests with those of the Company's shareholders. No actual shares of Common Stock are issued and the officer has no rights with respect to any shares unless and until there is a distribution. Distributions cannot be made until the death, retirement or termination of employment of the officer. Until distribution, the value of such stock rights are subject to the general credit of the Company and the market value of the Common Stock. Pursuant to the DCP, the Company also granted to each officer an equal matching deferral, which is subject to a one-year vesting and is included in the Restricted Stock Award column. Under the terms of the grants, the employee and matching deferrals are allocated to a Common Stock account in which units are credited to the accounts of the officer based on the number of shares that could be purchased at the market price of the Common Stock at December 31, 1997 ($9 9/16 per share), for the deferrals during the first half of 1998; at June 30, 1998 ($7 1/16 per share), for the deferrals during the second half of 1998; at December 31, 1998 ($3 3/16 per share), for the deferrals during the first half of 1999; June 30, 1999 ($3 7/8 per share), for the deferrals during the second half of 1999; at December 31, 1999 ($3.0625 per share) for the deferrals during the first half of 2000; and at June 30, 2000 ($5.703125 per share) for the deferrals during the second half of 2000. Pursuant to the DCP, Messrs. Reeves and Mayell each elected to defer $374,400, $400,000 and $400,000 of their compensation for 1998, 1999 and 2000 respectively. As of December 31, 2000, each of Messrs. Reeves and Mayell had rights to 607,282 shares (including matching deferrals) with a total value (including matching deferrals) as of December 31, 2000 of $5,237,807. An amount equal to the dividends, if any, that would have otherwise been paid with respect to such shares had they actually been issued will be credited to the respective Common Stock accounts as well.

(2)  Bonus amounts in 2000 include $40,987, $40,987, $807,475, $421,750 and
     $398,970 paid to each of Messrs. Reeves, Mayell, Gessinger, DeLano and Carrington pursuant to the Company's Well Bonus Plans. See page 15 for a discussion of the Well Bonus Plans.

(3) Includes the value conveyed during the applicable year attributable to net profits interests assigned to the Named Executive Officer during the applicable year and distributions received, if any, during the applicable year attributable to net profits interests assigned to the Named Executive Officers during the applicable year in connection with the execution of certain employment agreements. In connection with such employment agreements, the Company adopted in 1994 a program under which net profits interests are granted to certain key employees of the Company in prospects and wells that the Company is pursuing and drilling. In general, the net profits interest is 2.00% of any well and is subject to proportional reduction to the Company's interests. Pursuant to these arrangements, during 1998, net profits interests of 2% were granted to each of Messrs. Reeves and Mayell in various prospects acquired by the Company in 1998. Although such grants were intended to provide long-term incentive for the executive officer or employee by aligning his or her interests with those of the Company in its drilling efforts, such grants are not subject to vesting, the continued employment of the individual with the Company or other conditions. Accordingly, such grants are considered part of the Company's annual compensation package and not compensation under a long-term incentive plan. Each grant of a net profits interest is reflected in this table at a value based on a third party appraisal of the interest granted or the Company's current estimate of value for those prospects for which a third party appraisal has not yet been completed. Such values are appraisals or estimates only and the actual realized value of such interests may prove to be higher or lower than the amounts reflected in this table. See also "-Employment Agreements" and "-Well Bonus Plans and NPI Rights" below.

(4) Includes Company contributions to its 401(k) plan. Also includes reimbursement of 1998 moving expenses for Mr. Carrington.

(5) Reflects restricted stock grants pursuant to such employee's employment agreement. Mr. Gessinger is fully vested in all 18,315 shares. At December 31, 2000, the value of such restricted stock grants was $157,967 for Mr. Gessinger.

(6)  Mr. Carrington began employment with the Company in March 1998.

The following table summarizes the number and value of options exercised by the Named Executive Officers during 2000, as well as the number and value of unexercised options owned by the Named Executive Officers as of December 31, 2000.

                 AGGREGATE OPTION EXERCISES IN FISCAL YEAR 2000
                       AND DECEMBER 31, 2000 OPTION VALUE


                                                                               Number of             Value of Unexercised
                                                                              Unexercised                In-the-Money
                                                                              Options at                  Options at
                                                                             December 31,                December 31,
                                                                                2000(#)                     2000($)
                                    Shares Acquired         Value            Exercisable/                Exercisable/
            Name                    on Exercise(#)        Realized($)      Unexercisable(1)              Unexercisable
           ------                   ---------------       -----------      ----------------           --------------------
Joseph A. Reeves, Jr. (1)                    --               --           1,406,000/375,000         $6,141,250/$1,968,750
Michael J. Mayell (1)                        --               --           1,406,000/375,000         $6,141,250/$1,968,750
P. Richard Gessinger                         --               --                28,000/1,000         $       15,750/$5,250
Lloyd V. DeLano                              --               --                73,750/6,250         $     123,438/$32,812
James W. Carrington, Jr.                     --               --                13,125/4,375         $      36,094/$12,031

(1) Excludes (i) the warrants (the "General Partner Warrants") granted to each of Messrs. Reeves and Mayell in October 1990 in connection with the Company's formation and (ii) warrants ("Executive Officer Warrants") issued in prior years to Messrs. Reeves and Mayell in connection with the surrender of certain "class B Warrants" to the Company. The value of these warrants at December 31, 2000, based on the difference between the market price of the Common Stock at December 31, 2000 and the exercise price of the respective warrants, was $6,584,759 for each of Messrs. Reeves and Mayell.

EMPLOYMENT AGREEMENTS

The Company has entered into an employment agreement ("Employment Agreement") with each of Messrs. Reeves and Mayell. Each Employment Agreement is for a term of three years, renewable annually for a term to extend three years from such renewal date. Each Employment Agreement provides for compensation in a minimum amount of $289,800 per annum, to be reviewed at least annually for possible increases, and annual bonuses and other perquisites in accordance with Company policy. If either of Messrs. Reeves or Mayell terminates his employment for "Good Reason" (as defined below), or is terminated by the Company for other than "Good Cause" (as defined below), such individual would receive a cash lump sum payment equal to the sum of (i) the base salary for the remainder of the employment period under the Employment Agreement, (ii) an amount equal to the last annual bonus paid to him, (iii) two times the sum of his annual base salary and last annual bonus, (iv) all compensation previously deferred and any accrued interest thereon, (v) a lump-sum retirement benefit equal to the actuarial equivalent of the benefits lost by virtue of the early termination of the employee and (vi) continuation of benefits under the Company's benefit plans.
If either of Messrs. Reeves or Mayell dies or is terminated by the Company for Good Cause, such individual or such individual's estate, as applicable, would receive all payments then due him under the Employment Agreement through the date of termination, including a prorated annual bonus and any compensation previously deferred. Each of Messrs. Reeves and Mayell also is entitled under his Employment Agreement to certain gross-up payments if an excise tax is imposed pursuant to Section 4999 of the Internal Revenue Code, which imposes an excise tax on certain severance payments in excess of three times an annualized compensation amount following certain changes in control.

The term "Good Reason" is defined in each Employment Agreement, with respect to each of Messrs. Reeves and Mayell, generally to mean (i) a change in the nature or scope of the duties or responsibilities of such individual, unless remedied by the Company; (ii) any failure by the Company to pay any form of compensation stated in each Employment Agreement, unless remedied by the Company; (iii) requiring such individual to be based at any office or location 30 miles or more from the current location of the Company, other than travel reasonably required in the performance of such individual's responsibilities; (iv) any purported termination by the Company of such individual's employment other than due to death or for Good Cause; or (v) any failure of the Company to require a successor of the Company to assume the terms of the Employment Agreement. The term "Good Cause" is defined in each Employment Agreement, generally to mean (i) such individual has been convicted of a felony that is no longer subject to direct appeal, (ii) such individual has been adjudicated to be mentally incompetent so as to affect his ability to serve the Company and such adjudication is no longer subject to direct appeal, or (iii) such individual has been found guilty of fraud or willful misfeasance so as to materially damage the Company and such finding is no longer subject to direct appeal.

In connection with the execution of their Employment Agreements, both Messrs. Reeves and Mayell were granted a 2% net profits interest in the oil and natural gas production from the Company's properties to the extent the Company acquires a mineral interest therein. The net profits interest for Messrs. Reeves and Mayell applies to all properties on which the Company expends funds during their employment with the Company. The net profits interests represent real property rights that are not subject to vesting or continued employment with the Company. Messrs. Reeves and Mayell will not participate in the Well Bonus Plans (as such term is defined under "-Well Bonus Plans and NPI Rights" below) for any particular property to the extent the original net profits interest grant covers such property. See also note 3 under "-Summary Compensation Table" above and "- Well Bonus Plans and NPI Rights" below.

Mr. P. Richard Gessinger entered into an employment agreement with the Company under which he was given the title Chief Financial Officer and Executive Vice President of the Company. Mr. Gessinger's employment agreement provides that he receive a monthly salary of $18,748 and an annual bonus at the discretion of the Company's Board of Directors. Mr. Gessinger has announced his retirement from the Company, effective May 15, 2001.

Mr. Lloyd V. DeLano entered into an employment agreement with the Company under which he is given the title Vice President of the Company. Mr. DeLano's employment agreement provides that he will receive a monthly salary of $14,000 and an annual bonus in the amount determined in the discretion of the Company's Board of Directors. If Mr. DeLano is terminated, depending on the circumstances, he may be entitled to receive a payment equal to six times his monthly salary. Also, if a change in control of the Company occurs, he may be entitled to receive his monthly salary for eighteen months after such event.

Mr. James W. Carrington, Jr. entered into an employment agreement with the Company under which he is given the title Vice President - Land. Mr. Carrington's employment agreement provides that he will receive a monthly salary of $13,901 and an annual bonus in the amount determined in the discretion of the Company's Board of Directors. If Mr. Carrington is terminated, depending on the circumstances, he may be entitled to receive a payment equal to six times his monthly salary. Also, if a change in control of the Company occurs, he may be entitled to receive his monthly salary for eighteen months after such event.

THE INCENTIVE PLANS

The Incentive Plans authorize the Board of Directors or a Committee of the Board of Directors to issue stock options, stock appreciation rights, restricted stock and performance awards. The aggregate number of shares of Common Stock that currently may be issued under the Incentive Plans is 6,953,406, which represents approximately 14.5% of the total number of shares of Common Stock outstanding. This number may change in order to maintain that number at 10% of the total number of shares of Common Stock outstanding. There are currently 5,993,850 shares allocated to outstanding options or existing or future stock rights under deferred compensation arrangements under the Incentive Plans. Therefore, approximately 959,556 shares are available for grant of additional options or stock-based compensation. As of December 31, 2000, 3,786,745 of the stock options granted under the Incentive Plans were "in-the-money".

WELL BONUS PLANS AND NPI RIGHTS

During 1998, the Company implemented a new net profits program that was adopted effective as of November 1997. All employees participate in this program. Pursuant to this program, the Company adopted three separate well bonus plans:
(i) The Meridian Resource Corporation Geoscientist Well Bonus Plan (the "Geoscientist Plan"); (ii) The Meridian Resource Corporation TMR Employees Trust Well Bonus Plan (the "Trust Plan") and (iii) The Meridian Resource Corporation Management Well Bonus Plan (the "Management Plan", and with the Trust Plan and the Geoscientist Plan, the "Well Bonus Plans"). The Executive Committee of the Board of Directors, which is comprised of Messrs. Reeves and Mayell, administers each of the Well Bonus Plans. The participants in each of the Well Bonus Plans are designated by the Executive Committee in its sole discretion. Participants in the Management Plan are limited to executive officers of the Company and other key management personnel designated by the Executive Committee. Neither Messrs. Reeves nor Mayell will participate in the Management Plan, except with respect to a small number of wells and prospects not covered by their original net profits grants described under "-Employment Agreements" above. The participants in the Trust Plan generally will be all employees of the Company that do not participate in one of the other Well Bonus Plans. Pursuant to the Well Bonus Plans, the Executive Committee designates, in its sole discretion, the individuals and wells that will participate in each of the Well Bonus Plans. The Executive Committee also determines the percentage bonus that will be paid under each well and the individuals that will participate thereunder. The Well Bonus Plans cover all properties on which the Company expends funds during each participant's employment with the Company, with the percentage bonus generally ranging from less than .1% to .5% of the net profits derived from each well included in the well bonus plan, depending on the level of the employee.

The Company intends for the Well Bonus Plans to provide an ongoing incentive to align the interests of the Company's employees with the Company's discovery, development and production activities. Participation in the Well Bonus Plans is subject to, among other things, a vesting period, except for grants in 1998 for which certain employees were deemed vested, noncompete provisions and the general credit of the Company. Payments under vested bonus rights will continue to be made after an employee leaves the employment of the Company. The Company has the option to make payments in whole, or in part, utilizing shares of Common Stock. The determination whether to pay cash or issue Common Stock will be based upon a variety of factors, including the Company's current liquidity position and the fair market value of the Common Stock at the time of issuance. The Well Bonus Plans are subject to periodic review and adjustment by the Executive Compensation Committee and the Employee Compensation Committee.

                               EXECUTIVE OFFICERS

The following table provides information with respect to the executive officers of the Company. Each executive officer has been elected to serve until his or her successor is duly appointed or elected by the Board of Directors or his or her earlier removal or resignation from office.


                                                                      YEAR FIRST
                                                                       ELECTED
        NAME OF OFFICER           POSITION WITH THE COMPANY    AGE    AS OFFICER
        ---------------           -------------------------    ---    ----------
Joseph A. Reeves, Jr.              Chairman of the Board        54         1990
                                and Chief Executive Officer
Michael J. Mayell                  Director and President       54         1990
P. Richard Gessinger            Executive Vice President and    52         1997
                                  Chief Financial Officer
Lloyd V. DeLano                      Vice President and         50         1993
                                  Chief Accounting Officer
James W. Carrington, Jr.        Vice President - Land - TMRX    50         1998

For additional information regarding Messrs. Reeves and Mayell, see "Directors", above.

P. Richard Gessinger joined the Company as Executive Vice President and Chief Financial Officer in 1997. Prior to assuming such position with the Company, Mr. Gessinger gained an extensive background in energy finance over the prior 28 years as a commercial banker, investment banker and entrepreneur for such firms as Rauscher Pierce Refsnes, Inc., Bear, Stearns & Co. Inc., Citicorp Investment Bank and Manufacturers Hanover Trust Company.

Lloyd V. DeLano joined the Company in January 1992 performing contract work and became an employee of the Company in October 1992. Mr. DeLano was named Vice President - Director of Accounting of The Meridian Resource & Exploration Company (a wholly owned subsidiary of the Company) in April 1993 and in June 1996 was named Vice President and Chief Accounting Officer of the Company. Mr. DeLano is a Certified Public Accountant with 27 years of oil and natural gas experience.

James W. Carrington, Jr. joined the Company in March 1998 as Vice President of Land of The Meridian Resource & Exploration Company (a wholly owned subsidiary of the Company). Prior to assuming his position with the Company, Mr. Carrington was employed by CNG Producing Company.

Other than Mr. Bond, who is Mr. Mayell's father-in-law, there are no family relationships among the officers and directors of the Company.

                            STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Common Stock to the New York Stock Exchange Market Index and Peer Group Index from December 31, 1995 through December 31, 2000. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1995, and that all dividends were reinvested.


                                    [GRAPH]

DECEMBER 31,                         1995   1996   1997   1998   1999   2000
                                     ----   ----   ----   ----   ----   ----
The Company                           100    126     70     23     22     63
NYSE Market Index                     100    120    158    189    206    211
Peer Group Index                      100    123    127    131    161    281

Assumes: $100 invested on December 31, 1995 all dividends reinvested and fiscal year ending December 31. The Company's Peer Group is comprised of Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Chesapeake Energy Corporation, EEX Corporation, Enron Corp., Noble Affiliates, Inc., Ocean Energy, Inc., Pogo Producing Company, Questar Corporation and The Williams Company Inc.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 25, 2001, with respect to the beneficial ownership of Common Stock by (a) each director, (b) each Named Executive Officer, (c) each shareholder known by the Company to be the beneficial owner of more than 5% of the Common Stock and (d) all executive officers and directors of the Company as a group.

                                                                        NUMBER OF SHARES
             NAME                                                    BENEFICIALLY OWNED (1)      PERCENT
            ------                                                   ----------------------      -------
Joseph A. Reeves, Jr. (2)                                                    3,507,786              7.3
Michael J. Mayell (3)                                                        3,423,012              6.7
P. Richard Gessinger (4)                                                       102,747                *
Lloyd V. DeLano (5)                                                            111,597                *
James W. Carrington, Jr. (6)                                                    31,994                *
James T. Bond (7)                                                               53,750                *
E. L. Henry (8)                                                                 13,000                *
Joe E. Kares (9)                                                                42,500                *
Gary A. Messersmith (10)                                                        75,864                *
Jack A. Prizzi (11)                                                             46,850                *
All executive officers and directors as a group (10 persons)
 (2), (3), (4), (5), (6), (7), (8), (9), (10), (11)                          7,409,100             13.6
Shell Oil Company (12)                                                       7,082,030             14.8
KAIM Non-Traditional LP (13)                                                 6,027,030             12.1

*Less than one percent.

(1) Shares of Common Stock which are not outstanding but which can be acquired by a person upon exercise of an option or warrant within sixty days are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person.

(2) Includes 484,663 shares, 714,000 shares, and 1,406,000 shares of Common Stock that Mr. Reeves has the right to acquire upon the exercise of the General Partner Warrant, Executive Warrants, and stock options under the Company's stock option plans, respectively. Also includes 534,442 vested shares underlying deferred compensation arrangements. Excludes 112,596 unvested shares under deferred compensation arrangements and 375,000 shares underlying options not exercisable within 60 days. Mr. Reeves' business address is 1401 Enclave Parkway, Suite 300, Houston, Texas 77077.

(3) Includes 484,663 shares, 714,000 shares, and 1,406,000 shares of Common Stock that Mr. Mayell has the right to acquire upon the exercise of the General Partner Warrant, Executive Warrants, and stock options under the Company's stock option plans, respectively. Also includes 534,442 vested shares underlying deferred compensation arrangements. Excludes 112,596 unvested shares under deferred compensation arrangements and 375,000 shares underlying options not exercisable within 60 days. Mr. Mayell's business address is 1401 Enclave Parkway, Suite 300, Houston, Texas 77077.

(4) Includes 28,000 shares of Common Stock that Mr. Gessinger has the right to acquire upon the exercise of stock options. Excludes 1,000 shares underlying options not exercisable within 60 days.

(5) Includes 73,750 shares of Common Stock that Mr. DeLano has the right to acquire upon the exercise of stock options. Excludes 6,250 shares underlying options not exercisable within 60 days.

(6) Includes 13,125 shares of Common Stock that Mr. Carrington has the right to acquire upon the exercise of stock options. Excludes 4,375 shares underlying options not exercisable within 60 days.

(7) Includes 33,750 shares of Common Stock that Mr. Bond has the right to acquire upon the exercise of stock options. Excludes 11,250 shares underlying options not exercisable within 60 days.

(8) Includes 13,000 shares of Common Stock that Mr. Henry has the right to acquire upon the exercise of stock options. Excludes 15,000 shares underlying options that are not exercisable within 60 days.

(9) Includes 42,500 shares of Common Stock that Mr. Kares has the right to acquire upon the exercise of stock options. Excludes 7,500 shares underlying options not exercisable within 60 days.

(10) Includes 57,500 shares of Common Stock that Mr. Messersmith has the right to acquire upon the exercise of stock options. Excludes 7,500 shares underlying options not exercisable within 60 days.

(11) Includes 38,750 shares of Common Stock that Mr. Prizzi has the right to acquire upon the exercise of stock options. Excludes 11,250 shares underlying options not exercisable within 60 days.

(12) Based solely upon a Schedule 13D filed with the Securities and Exchange Commission. Shell Oil Company controls Shell Louisiana Onshore Properties Inc. ("SLOPI"). Shell Oil Company's business address is One Shell Plaza, Houston, Texas 77002. SLOPI's business address is P.O. Box 7986, Newark, Delaware.

(13) Based upon a Schedule 13G filed with the Securities and Exchange
     Commission and 2,142,857 shares of common stock that KAIM Non-Traditional, L.P. has the right to acquire upon conversion of their 9 1/2% Convertible Subordinated Notes. The business address of KAIM Non-Traditional, L.P., is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SHELL TRANSACTIONS

On June 30, 1998, the Company acquired all of Shell's onshore oil and gas property interests located in south Louisiana pursuant to two separate transactions (the "Shell Transactions"). The Shell Transactions were consummated pursuant to a merger (the "LOPI Transaction") between a wholly owned subsidiary of the Company and Louisiana Onshore Properties Inc. ("LOPI"), an indirect wholly owned subsidiary of Shell Oil Company, and a separate cash purchase of oil and gas properties (the "SWEPI Acquisition" and with the LOPI Transaction, the "Shell Transactions") from Shell Western E&P Inc., an indirect wholly owned subsidiary of Shell Oil Company ("SWEPI"). The LOPI Transaction was consummated pursuant to the terms and conditions of an Agreement and Plan of Merger dated March 27, 1998 (the "LOPI Agreement"), between the Company, a wholly owned subsidiary of the Company, LOPI and SLOPI. Pursuant to the terms of the LOPI Agreement, upon consummation of the merger, the Company issued to SLOPI 12,082,030 shares of Common Stock and 3,982,906 shares of Preferred Stock that were convertible into a total of 12,837,428 shares of Common Stock. In light of the large ownership position that was issued to SLOPI in the LOPI Transaction and in recognition of both the Company's and SLOPI's desire that the Company function as an independent oil and gas company, SLOPI and the Company entered into certain arrangements that defined and limited SLOPI's and the Company's respective rights and obligations. These arrangements between the parties were defined in the Stock Rights and Restrictions Agreement (the "Stock Rights and Restrictions Agreement"), the Certificate of Designation and a Registration Rights Agreement dated June 30, 1998 (the "1998 Registration Rights Agreement"), between the Company and SLOPI.

The SWEPI Acquisition was consummated pursuant to the terms and conditions of a Purchase and Sale Agreement dated effective as of October 1, 1997, between a subsidiary of the Company and SWEPI. The Company paid $42.5 million in cash for the oil and gas property interests acquired in the SWEPI Acquisition, which is subject to adjustment based upon production and expenses after October 1, 1997.

The terms of the Stock Rights and Restrictions Agreement allowed for the conversion of the Preferred Stock into Common Stock at any time and beginning July 1, 2000, and the potential for 25% of Shell's Common Stock holdings to be sold per year, each subsequent year.

Option and Standstill Agreement

On July 18, 2000, the Company and SLOPI announced a definitive agreement (the "Option and Standstill Agreement") granting the Company an option to repurchase all of the outstanding shares of the Preferred Stock, plus six million shares of Common Stock held by Shell, for an aggregate cash price of $114 million. Further, the agreement provided that Shell would not dispose of any of its stock position until the latter part of April 2001 and any subsequent stock sales would be subject to Rule 144 of the Securities Act of 1933. As consideration for the option, the Company issued Shell one million shares of Common Stock.
The option under the Option and Standstill Agreement was exercised in a single transaction on January 29, 2001.

After the Company exercised the option, Shell remains the Company's largest shareholder, with 7,082,030 shares of Common Stock, representing approximately 14.8% of the shares of Common Stock outstanding.

Upon exercise of the option under the Option and Standstill Agreement, the Stock Rights and Restrictions Agreement terminated. Under the Stock Rights and Restrictions Agreement, Shell was permitted to be represented on the Company's Board of Directors by one person designated by Shell. Upon termination of the Stock Rights and Restrictions Agreement, the Shell designee resigned from the Board. Also upon exercise of the option under the Option and Standstill Agreement, the 1998 Registration Rights Agreement terminated and the Company and SLOPI entered into a new Registration Rights Agreement (the "2001 Registration Rights Agreement").

The Option and Standstill Agreement also provides that, for a period of ten years following the exercise of the option, Shell will not (i) acquire any additional debt or equity securities of the Company without the consent of the Company's Board of Directors, and (ii) propose any candidate for election to the Company's Board of Directors.

2001 Registration Rights Agreement

The shares of Common Stock issued in the LOPI Transaction are restricted stock and are not freely transferable and tradable. Therefore, the Company and SLOPI entered into the 2001 Registration Rights Agreement to facilitate the sale or transfer of the shares of Common Stock owned by SLOPI. SLOPI and its affiliates will have the right to require the Company to file a registration statement with the Securities and Exchange Commission on two separate occasions for the resale of all or a portion of the eligible Common Stock owned by SLOPI. However, the Company will not be obligated to file a requested registration statement in the event that the aggregate number of shares of eligible Common Stock to be included in such requested registration is less than 500,000 shares of the issued and outstanding Common Stock or if the Company reasonably determines that the filing thereof at the time requested, or the offering of the eligible Common Stock pursuant thereto, would materially and adversely affect a pending or proposed offering of securities of the Company or other transaction or require premature disclosure of information not otherwise required to be disclosed to the potential detriment of the Company. In addition, if the Company at any time proposes to file a registration statement relating to a public offering of Common Stock to be sold for cash that would permit the registration of eligible Common Stock held by SLOPI and its affiliates, SLOPI and its affiliates will be entitled to include all or a portion of the eligible Common Stock owned by them in such registration statement and offering unless it is determined that the distribution of such stock would materially adversely affect the distribution of the securities being registered for sale by the Company, in which case SLOPI's participation in such registration will be reduced.

PARTICIPATION INTERESTS

In the ordinary course of business, the Company offers participation in exploration prospects to industry partners. Terms of each participation vary depending on the risk and economic conditions existing in the oil and gas industry at the time of grant. In addition, in an effort to provide the Company's executive officers and key employees with additional incentive to identify and develop successful exploratory prospects for the Company, the Company has adopted a policy of offering to its principal executive officers and key employees responsible for the identification and development of prospects the right to participate in each of the prospects pursued by the Company. Such participation is required to be on the same terms and conditions as the Company and its outside partners and is currently limited in aggregate to an approximate 8% working interest in any prospect. The maximum percentage that either Messrs. Reeves and Mayell may elect to participate in any prospect is a 4% working interest. Since 1994, each of Messrs. Reeves and Mayell have participated in every prospect that the Company has drilled on a 1.5% working interest basis (other than the Chocolate Bayou Field in which they had a 3.5% interest and certain prospects completed prior to 1994, in which Messrs. Reeves and Mayell have working interests of up to 2.5%) and upon the same terms and conditions as other third party working interest owners.

During 2000, both Messrs. Reeves and Mayell, either personally or through wholly owned or affiliated corporations, participated as working interest owners in properties of the Company. Under the terms of the operating and other agreements relating to the Company's wells and prospects, the Company, as operator, incurs various expenses relating to the prospect or well that are then billed to the working interest owner. During 2000, each of TODD (a company owned by Mr. Reeves) and Sydson (a company owned by Mr. Mayell) were indebted to the Company for certain expenses paid by the Company in respect of their working interest in various prospects and wells in which the Company acted as operator.

TODD and Sydson collectively invested approximately $3,027,000 for the year ended December 31, 2000, in oil and natural gas drilling activities for which the Company was the operator. Collective amounts owed to such entities for such activities were approximately $756,000 as of December 31, 2000, which have been netted by amounts owed to them from the Company.

OTHER

Joe E. Kares, a member of the Executive Compensation Committee, is a partner in the public accounting firm of Kares & Cihlar, which provided the Company and its affiliates with accounting services for the years ended December 31, 2000, 1999 and 1998 and received fees of approximately $304,000, $283,000 and $57,000, respectively. These fees exceeded 5% of the gross revenues of Kares & Cihlar for 2000. The Company believes that these fees were equivalent to the fees that would have been paid to similar firms providing its services in arm's length transactions.

Mr. Messersmith is a partner in the law firm of Fouts & Moore, L.L.P., in Houston, Texas, which periodically provides legal services for the Company. In addition, the Company has Mr. Messersmith on personal retainer of $8,333.33 per month relating to services provided to the Company personally by Mr. Messersmith. Mr. Messersmith also participates in the Well Bonus Plans pursuant to which he was paid approximately $383,000 and received 11,472 shares of the Company's common stock during 2000.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who beneficially own more than ten percent of a registered class of the

Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by the regulations promulgated under Section 16(a) to furnish the Company with copies of all
Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 2000, through December 31, 2000, all filing requirements applicable to officers, directors and greater than ten-percent shareholders were in compliance.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

Ernst & Young LLP served as the Company's principal independent accountants for the fiscal year ended December 31, 2000, and has been recommended by the Audit Committee to so serve for the current year. Fees for the last fiscal year ended December 31, 2000, were annual audit $330,000, audit related services $54,817 and all other nonaudit services $97,750. A representative of Ernst & Young LLP will attend the Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

                                 OTHER BUSINESS

Management does not intend to bring any business before the Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the Meeting by others. If, however, any other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

Any proposal by a shareholder to be presented at the Company's 2002 Annual Meeting of Shareholders (the "2002 Annual Meeting") must be received by the Company no later than December 28, 2001, in order to be eligible for inclusion in the Company's Proxy Statement and proxy used in connection with the 2002 Annual Meeting. In addition, the Company's bylaws provide that in order for business to be properly brought before such meeting, such business must be (i) specified in the notice of the 2002 Annual Meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the 2002 Annual Meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the meeting by a shareholder who (A) is a shareholder of record on the date of the giving of the notice provided for below and on the record date for the determination of shareholders entitled to vote at the 2002 Annual Meeting and (B) gives timely notice of such business in writing to the Secretary of the Company. For purposes of the preceding sentence, to be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company no earlier than November 26, 2001, and no later than December 28, 2002; provided, however, that in the event that the 2002 Annual Meeting is called for date that is not within 30 days of June 20, 2002, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the 2002 Annual Meeting was mailed or public disclosure of the 2002 Annual Meeting date was made, whichever occurs first. A shareholder's notice to the Secretary of the Company shall set forth (i) a brief description of each matter desired to be brought before the 2002 Annual Meeting and the reasons for conducting such business at the 2002 Annual Meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the 2002 Annual Meeting to bring such business before such meeting.

                  By order of the Company's Board of Directors

                             Joseph A. Reeves, Jr.
                           Chairman of the Board and
                            Chief Executive Officer

April 30, 2001

                                  APPENDIX "A"

                       THE MERIDIAN RESOURCE CORPORATION

                            AUDIT COMMITTEE CHARTER

ROLE

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for management's conduct of the Company's financial reporting processes.

MEMBERSHIP AND MEETINGS

The Audit Committee shall be comprised of not less than three members of the Board of Directors elected by the Board of Directors annually. The Committee's composition will meet the requirements of the New York Stock Exchange. Accordingly, the members of the Audit Committee will be directors:

 . None of whom , as determine by the Board of Directors in its business judgement, have any relationship to the Company that may interfere with the exercise of independence from management and the Company; and

 . All of whom, as determined by the Board of Directors in its business judgment, are financially literate or will become financially literate within a reasonable period of time after appointment to the Committee and at least one of whom, as so determined by the Board of Directors, has accounting or related financial management expertise.

The Audit Committee will establish its meeting schedule as circumstances dictate including executive sessions with management and the outside auditors.

RESPONSIBILITIES

The Company's management is responsible for preparing the Company's financial statements and the outside auditors are responsible for auditing the financial statements. Additionally, the Company's financial management, as well as the outside auditors, have more time, knowledge and more detailed information of the Company than does the Audit Committee. Consequently, the Committee's role is one of oversight and it does not provide any expert assurance or certification as to the Company's financial statements or the work of the outside auditors. However, the outside auditor is ultimately accountable to the Board of Directors and the Audit Committee.

The following functions are the common recurring activities of the Audit Committee in carrying out its oversight function:

 . The Audit Committee will review and discuss with management the audited financial statements.

 . The Audit Committee will discuss with the outside auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

 .  The Audit Committee will:

 . Annually request from the outside auditors, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board No. 1 and Rule 2-01 of Regulation S-X.

 . Discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence.

 . Consider whether the provision of services by the auditor of the type required to be disclosed pursuant to Item 9 of Schedule 14A under the Securities Exchange Act of 1934 is compatible with maintaining the auditor's independence; and

 . Recommend that the Board of Directors take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

 . The Audit Committee will discuss with management and the outside auditors the adequacy of the Company's internal controls.

 . The Audit Committee, based on the above review and discussions, will make a recommendation to the Board of Directors as to the inclusion of the Company's audited financial statements in the Company's Annual Report to the Securities and Exchange Commission on Form 10-K.

 . The Audit Committee, subject to any action that may be taken by the Board of Directors, will have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

 . The Audit Committee will review the adequacy of this Charter on an annual basis and recommend any changes believed to be appropriate to the Board of Directors.

 . The Audit Committee will perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

                       THE MERIDIAN RESOURCE CORPORATION

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of The Meridian Resource Corporation, a Texas corporation (the "Company"), hereby constitutes and appoints Joseph A. Reeves, Jr. and Michael J. Mayell, and each of them, his true and lawful agents and proxies, as proxies, with full power of substitution in each, to vote, as designated on the reverse side, all shares of Common Stock, $.01 par value, of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held June 20, 2001 and at any adjournment(s) thereof, on the following matters more particularly described in the Proxy Statement dated April 30, 2001.

                         (To Be Signed on REVERSE SIDE)

[X}  Please mark your
     votes as in this
     example

1. Election of Class II Directors      Receipt is hereby acknowledged of the
                                       Notice of Annual Meeting of Shareholders
Nominees:                              and Proxy Statement, each dated April __,
E.L. Henry                             2001, and the Annual Report to
Joe E. Kares                           Shareholders of the Company for the year
Gary A. Messersmith                    ended December 31, 2000.
[ ] FOR all nominees
(except as marked to the contrary)

[ ] WITHHOLD authority to vote for all nominees

INSTRUCTION: IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY
INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE
LIST ABOVE.)

2. In their discretion the              Please mark, sign, date and return
   proxies are authorized to            this proxy card promptly using
   vote upon such other business        the enclosed envelope.
   as may properly come before
   the meeting or any adjournment
   thereof.

SIGNATURE(S)                                       DATE         , 2001
            ---------------------------------          ---------

Note: Please sign your name exactly as name appears hereon. Co-fiduciaries and joint owners must each sign. When signing as attorney, executor, administrator, trustee of guardian, please give full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.